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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statement on Form S-3 of Imperial Credit Mortgage Holdings, Inc. (the Company) of our report dated January 25, 1996, with respect to the consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Annual Report of the Company on Form 10-K, and to the reference of our firm under the heading "Experts" in the Registration Statement.

                                          KPMG Peat Marwick LLP

Orange County, California
February 19, 1997